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                                                                 Exhibit 10.5

                                                                 EXECUTION COPY

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 7 day of October, 2003, by and between Rayovac Corporation, a Wisconsin corporation (the "Company"), and Lester Lee (the "Executive").

     WHEREAS, the Executive has been employed by Remington Products Company, L.L.C. ("Remington") as its President, North America pursuant to a letter agreement between the Executive and Remington dated June 6, 1997 (the "Prior Employment Agreement");

     WHEREAS, pursuant to the Purchase Agreement dated as of August 21, 2003 by and among the Company, Remington, Vestar Equity Partners, L.P., Investors/RP, L.L.C., and RPI Corp., the Company has agreed to acquire all of the outstanding membership interests of Remington (the "Transaction"), after which the Company will integrate Remington into the Company's operations; and

     WHEREAS, the Company desires to employ the Executive upon the terms and conditions set forth herein and the Executive is willing and able to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. EMPLOYMENT DUTIES AND ACCEPTANCE. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment with the Company as President, Remington North America. The Executive shall remain based in Bridgeport, Connecticut, shall be a member of the Company's executive committee and shall report to the Chairman and Chief Executive Officer. During the Term (as defined below), the Executive shall devote all of his working time to such employment and appointment, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board of Directors of the Company (the "Board"). Notwithstanding the foregoing, consent is not required for activities established prior to the date hereof.

2. TERM OF EMPLOYMENT. Subject to Section 4 hereof, the Executive's employment and appointment hereunder shall be for a term commencing on October 1, 2003 and expiring on September 30, 2004 (the "Term").

3. COMPENSATION. In consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation, which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation:

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     (a)  BASE SALARY. The Executive shall receive a base salary equal to an amount no less than Three Hundred Fifty-Five Thousand dollars ($355,000) per annum effective October 1, 2003 for the duration of the Term ("Base Salary"), which Base Salary shall be paid in equal semi-monthly installments. The Board will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive's Base Salary.

     (b) BONUS. The Executive shall be entitled to receive the bonus that would have been due as an employee of Remington for calendar year 2003, if and when such bonus would have been due under the Remington bonus plan, including the Super Performance provisions as amended August 28, 2003. The Executive shall also receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on seventy-five percent (75%) of Base Salary, provided the Company achieves certain annual performance goals established by the Board from time to time (the "Bonus"). The Executive shall be entitled to receive only seventy-five percent (75%) of any Bonus earned during the Company's fiscal year ending September 30, 2004. The Company contribution to bonus dollars earned and deferred in the Company's Deferred Compensation Plan shall be made at the time such bonus is paid and shall vest at the end of the Term. All amounts previously deferred by Executive and all Remington matching contributions shall vest (to the extent not already vested) and be paid promptly following the end of the Term.

     (c) BENEFITS AND PERQUISITES. The Executive shall be entitled to such insurance, benefits and perquisites to which he was entitled as an employee of Remington prior to the date hereof.

     (d) EQUITY. The Executive will award no less than $207,084 in Company Stock to the Executive on a date determined by the Board in its discretion, using the closing price on the date of the grant to determine the number of shares. Restrictions on the shares shall expire on September 30, 2004 provided that Executive is employed and actively working for the Company on such date. Until expiration of the restrictions, the shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered in any manner by the Executive.

     (e) VACATION. The Executive shall be entitled to four (4) weeks vacation each year.

     (f) EXPENSES. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive's duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy.

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     (g)  VEHICLE. The Executive shall be provided with the use of a leased vehicle or an allowance to lease a vehicle. The value of this benefit shall be comparable to peer members of the Executive Committee.

4. TERMINATION AND SEVERANCE. The Company shall have the right to terminate the Executive's employment at any time and the Executive shall have the right to terminate his employment at any time. Any such termination shall have the effects described in this Section 4.


     (a) If the Executive's employment with the Company is terminated prior to September 30, 2004 by the Company without cause or by Executive for "good reason", as defined in the Change of Control Agreement dated as of September 20, 2000 between the Executive and Remington, then the Executive shall be entitled to the compensation and benefits specified in such agreement, a copy of which is attached hereto as Exhibit A (the "Change of Control Agreement").

     (b) If the Executive's employment with the Company is terminated prior to September 30, 2004 (i) by the Company without cause, as defined in the Change of Control Agreement, (ii) in the event Company requires Executive to relocate more than 40 miles from Bridgeport, Connecticut prior to September 30, 2004 or (iii) the Company materially reduces Executive's compensation prior to September 30, 2004 then the restrictions on Executive's Company stock shall expire on September 30, 2004.

     (c) If the Executive's employment with the Company is not terminated by either the Company or the Executive prior to September 30, 2004, then, notwithstanding anything in the Change of Control Agreement to the contrary, on October 1, 2004 the Executive shall be entitled to the compensation and benefits specified in the Change of Control Agreement to which the Executive would have been entitled if his employment had been terminated within 12 months following a Change of Control (as defined in the Change of Control Agreement) by Remington without "Cause" or by Executive for "Good Reason" (each as defined in the Change of Control Agreement).

     (d) For purposes of implementing Subsections (a) and (c) above, the Company and the Executive agree that Exhibit B hereto sets forth the dollar amount of certain items of compensation and benefits specified in the Change of Control Agreement.

     (e) In the event that during the Term, the Executive dies or becomes permanently disabled (as such term is defined in the Remington Long Term Disability policy, last provided by Remington as Executive's principal long-term disability coverage), then the Executive or his heirs and assigns shall be entitled to all of the payments and benefits provided for in this Agreement, including the payments and benefits described in this Section 4 and restrictions on Executive's Company stock shall expire on September 30, 2004.

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5.   AGREEMENT NOT TO COMPETE.

     (a) The Executive agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, engage or have a financial interest in any business that is involved in the manufacturing, sourcing, distributing, repairing, servicing or retail sale of men's or women's consumer electric shavers and hair trimming and clipping products in North America (a "Competing Business") (excepting only (a) the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market and (b) acting as an officer, director, consultant, agent, employee, principal or partner of a division, subsidiary (direct or indirect) or parent (direct or indirect) of a Competing Business, which division, subsidiary (direct or indirect) or parent (direct or indirect) is not involved in the manufacturing, sourcing, distributing, repairing, servicing or retail sale of men's or women's consumer electric shavers or hair trimming or clipping products in North America. The "Non-Competition Period" is (i) the longer of the Executive's employment with the Company or the time period which he serves as a director of the Company or any subsidiary of the Company PLUS (ii) a period of one (1) year thereafter.

     (b) Without limiting the generality of clause (a) above, the Executive further agrees that during the Non-Competition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit or otherwise contact any of the Company's customers or prospects, as shown by the Company's records, that were customers or prospects of the Company at any time during the Non-Competition Period if such solicitation or contact is for the general purpose of selling products as defined in section 5 (a).

     (c) The Executive agrees that during the Non-Competition Period, he shall not, other than in connection with employment for the Company, solicit the employment or services of any employee of Company who is or was an employee of Company at any time during the Term, nor hire any active employee of Company for any other business; provided, however that the provisions of this Section 5 (c) shall not apply with respect to any employee whose employment with the Company or Remington was terminated at any time following the close of the transaction.

     (d) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to modify the foregoing restrictions to include the

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          maximum restrictions allowed under the applicable law. The covenants and agreements set forth in this Section 5 shall be deemed, and shall be construed as, separate and independent covenants and agreements, and should any part or provision of such covenants or agreements be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void or unenforceable; and this Section 5 shall in that case be construed as if the void, invalid or unenforceable provisions were omitted

     (e) For purposes of this Section 5 and Section 6, the "Company" refers to the Company and any incorporated or unincorporated subsidiaries and affiliates of the Company, including Remington.

6.   SECRET PROCESSES AND CONFIDENTIAL INFORMATION.

     (a) The Executive recognizes and acknowledges that he has had and will have access to certain highly sensitive, special, unique information of the Company that is confidential or proprietary. The Executive hereby covenants and agrees that he will not (except in the performance of his services under this Agreement): (a) use or disclose any Trade Secrets during the Term and for a period of five years thereafter for so long as they remain Trade Secrets and (b) use or disclose any Confidential Information during the term of his employment with the Company and for a period of three (3) years thereafter; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to (1) items that have entered the public domain other than by an unauthorized disclosure by the Executive, (2) any items required to be disclosed by a governmental authority or under applicable law, or (3) Confidential Information received subsequently from third parties not known by the Executive to be subject to confidentiality restrictions.

     (b) For purposes of this Agreement, (A) "Trade Secret" means any currently existing information of the Company, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a set of guidelines, a procedure, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers of the Company, that derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or otherwise constitutes a trade secret under applicable law; and (B) "Confidential Information" is any currently existing data or information of the Company other than Trade Secrets, which is competitively sensitive and not generally known to the public.

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     (c)  The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, in each case pertaining to products produced and sold by the Company which are conceived or learned by the Executive during the period of the Executive's employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive's use of the Company's premises or property (collectively called the "Inventions"). The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive's rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company's expense to obtain and from time to time enforce patents and copyrights on the Inventions.

     (d) The Executive acknowledges that all Trade Secrets and Confidential Information are and shall be the sole, exclusive and valuable property of the Company, and that he does not have and shall not acquire any right, title or interest therein. Any and all printed, typed, written or other material that the Executive may have in his possession or obtain with respect to Trade Secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon request of the Company, be promptly delivered by the Executive to the Company.

7. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally,
     (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

     For notices and communications to the Company:

              Rayovac Corporation
              601 Rayovac Drive
              Madison, WI 53711
              Facsimile: (608) 278-6666
              Attention: James T. Lucke

     For notices and communications to the Executive:

              Lester Lee
              172 Catalpa Road
              Wilton, Connecticut 06897

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     Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

8.   GENERAL.

     (a) GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of Connecticut, without reference to its conflicts of law principles. The parties agree that they shall submit to the exclusive jurisdiction of the state and federal courts located in the State of Connecticut with respect to any dispute arising under this Agreement.

     (b) AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

     (d) COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     (e) NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive's termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

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     (f)  MITIGATION. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

     (g) EQUITABLE RELIEF. The Executive expressly agrees that breach of any provision of Sections 5 or 6 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

     (h) ENTIRE AGREEMENT. This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof.

     (i) PRIOR AGREEMENTS. Nothing in this Agreement shall be deemed to supercede, cancel or modify an existing agreement between the Executive and Remington including, but not limited to, the Change of Control Agreement (as modified by Section 4 hereof) and Super Performance Agreement as amended August 28, 2003. All of which shall continue in full force and effect.

     (j) ATTORNEY'S FEES. The Company shall reimburse the Executive for any and all legal fees and expenses incurred by the Executive, as such fees and expenses are incurred, in connection with any litigation or dispute between the parties under this Agreement including, but not limited to, legal fees and expenses incurred by the Executive in connection with any litigation brought in good faith by the Executive under this Agreement. The Company shall also reimburse the Executive as such fees and expenses are incurred by him in connection with the review and negotiation of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            RAYOVAC CORPORATION


                                            By:  /s/ David A. Jones
                                               ---------------------------------
                                                 David A. Jones
                                                 Chairman and
                                                 Chief Executive Officer


EXECUTIVE:



       /s/ Lester Lee
     ----------------
Name:  Lester Lee





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                                    EXHIBIT A
                           CHANGE OF CONTROL AGREEMENT

















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                                    EXHIBIT B
                       SEVERANCE COMPENSATION AND BENEFITS

ALL FIGURES ARE GROSS; EXECUTIVE IS RESPONSIBLE FOR TAXES AND REQUIRED WITHHOLDING.

Value of 2 Years base salary (using annual salary of $355,000) plus one year target bonus (75% of base = $266,250). TOTAL: $976,250

Prorated bonus if termination date occurs prior to end of fiscal year ($TBD)

Value of 2 years 401(K) contributions. TOTAL: $21,000

Value of 2 years MERP. TOTAL: $8,540

Value of 2 years Financial & Tax planning allowance. TOTAL: $6,000

Full value of Deferred Compensation Account. ($TBD)

Value of 2 years Car Allowance. ($TBD)

Value of Cash in lieu of Outplacement Services. TOTAL: $35,000

Value of 2 years Club Membership. TOTAL: $10,000


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